Exhibit 99.4

CINERGY CORP.
BUSINESS SEGMENT SUMMARY INFORMATION
For the Quarter Ended June 30
(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003
Commercial Businesses

Net Income	$29,380	$64,332

Earnings Per Share - diluted	$0.16	$0.36

Electricity Trading Volumes (MWhs)	37,914,408	33,909,209
Physical and Financial Gas Trading Volumes (Bcf/d)	48.5	52.2

Regulated Businesses

Net Income	$35,788	$26,105

Earnings Per Share - diluted	$0.20	$0.14

Electric Retail MWh Sales and Transportation	12,836,087	11,885,718
Gas Retail Mcf Sales and Transportation	13,350,193	13,243,924
Electric Customers (End of Period)	1,543,967	1,532,430
Gas Customers (End of Period)	509,444	503,616

Power Technology & Infrastructure Services

Net Income	$(6,664)	$(5,784)

Earnings Per Share - diluted	$(0.04)	$(0.03)